EXHIBIT 3.1

STATE OF DELAWARE

CERTIFICATE OF CONVERSION

of

CURE PHARMACEUTICAL HOLDING CORP.

(a Nevada Corporation)

to

CURE PHARMACEUTICAL HOLDING CORP.

(a Delaware Corporation)

THIS CERTIFICATE OF CONVERSION of Cure Pharmaceutical Holding Corp., a Nevada corporation (the “Nevada Corp.”) to Cure Pharmaceutical Holding Corp., a Delaware Corporation (the “Corporation”) is being executed and filed pursuant to Section 265 of the Delaware General Corporation Law.

1. The date on which and jurisdiction where the Nevada Corp. was first formed is May 15, 2014, in the State of Nevada.

2. The name and type of entity of the Nevada Corp. immediately prior to filing this Certificate of Conversion is Cure Pharmaceutical Holding Corp., a Nevada corporation.

3. The name of the Corporation as set forth in its Certificate of Incorporation filed simultaneously herewith is Cure Pharmaceutical Holding Corp.

4. This Certificate of Conversion shall be effective as of the date of filing of this Certificate of Conversion with Certificate of Incorporation.

IN WITNESS WHEREOF, the undersigned being duly authorized to sign on behalf of the Nevada Corp. has executed this Certificate on the 27 day of September, 2019.

By:	/s/ Robert Davidson
Name:	Robert Davidson
Title:	Chief Executive Officer